Exhibit 99.1

Newfield Exploration Company Announces Common Stock Offering

FOR IMMEDIATE RELEASE

     Houston— (August 9, 2004) — Newfield Exploration Company (NYSE: NFX) today announced that it intends to publicly offer 4,700,000 shares of its common stock. Proceeds from the offering are expected to fund a portion of the purchase price of the recently announced and pending acquisition of Inland Resources Inc.

     The offering will be made under the Company’s existing shelf registration statement and is expected to price the week of August 9, 2004. The Company also has granted the underwriters an option to purchase an additional 705,000 shares of common stock to cover any over-allotments.

     Morgan Stanley & Co. Incorporated will act as sole book-running manager for the offering. Copies of the preliminary prospectus relating to the offering may be obtained from the offices of Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, New York 10036.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins and select international ventures.

     **The statements set forth in this release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The consummation of the pending acquisition described in this release is subject to the satisfaction or waiver of several conditions, one or more of which may not be satisfied or waived.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020	Steve Campbell
Houston, TX 77060	(281) 847-6081
http://www.newfld.com	info@newfld.com

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